UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________________

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 28, 2020

SENECA FOODS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

New York (State or Other Jurisdiction of Incorporation)	0-01989 (Commission File Number)	16-0733425 (IRS Employer Identification No.)

3736 South Main Street, Marion, New York 14505-9751

(Address of Principal Executive Offices, including zip code)

(315) 926-8100

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Common Stock Class A, $.25 Par	SENEA	NASDAQ Global Market
Common Stock Class B, $.25 Par	SENEB	NASDAQ Global Market

Item 1.01                Entry into a Material Definitive Agreement

On May 28, 2020, Seneca Foods Corporation, Seneca Foods, LLC, Seneca Snack Company, Green Valley Foods, as Borrowers, and certain subsidiaries of Borrowers as Guarantors (collectively, the "Company") entered into an Amended and Restated Loan and Guaranty Agreement (the "Loan Agreement") with Farm Credit East, ACA.  The Loan Agreement amends, restates and replaces in its entirety the Loan and Guaranty Agreement dated December 9, 2016 (as amended from time to time, the “2016 Loan Agreement”). The significant changes made to the existing term loan by the Loan Agreement include (i) providing that the term loan will bear interest at a fixed interest rate rather than a variable interest rate and (ii) extending the term to June 1, 2025.

The Loan Agreement continues the $100 million unsecured term loan under the 2016 Loan Agreement and extends the maturity date to June 1, 2025.  Borrowings under the Loan Agreement may be used for working capital and general corporate purposes of the Company.  The Company may prepay any part of the term loan at any time however Borrowers may not re-borrow any repaid principal of the term loan. Prepayments will generally be subject to a prepayment fee.

The Term Loan under the Loan Agreement will bear interest at 3.3012%. Principal payments in the amount of $1,000,000 together with interest on the unpaid principal amount outstanding will be payable quarterly on March 1, June 1, September 1 and December 1 each year commencing September 1, 2020.

The Company's obligations under the Loan Agreement are jointly and severally guaranteed by all existing and future domestic subsidiaries of the Company, subject to certain exceptions.

The Loan Agreement contains restrictive covenants usual and customary for loans of its type, which include, with specified exceptions, limitations on the ability of the Company and its subsidiaries to engage in certain business activities, incur debt, have liens, pay dividends or make other distributions, enter into affiliate transactions, consolidate, merge or acquire or dispose of assets, and make certain investments, acquisitions and loans.  The Loan Agreement also requires the Company to satisfy certain financial covenants.

Obligations under the Loan Agreement may be declared due and payable upon the occurrence of certain events of default, as defined in the Loan Agreement, including failure to pay any obligations when due and payable, failure to comply with any covenant or representation of any loan document, any change of control, cross-defaults and certain other events as set forth in the Loan Agreement, with grace periods in some cases.

The foregoing description of the Loan Agreement is not complete and is qualified in its entirety by the terms and provisions of the Loan Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03                Creation of a Direct Financial Obligation

On May 28, 2020, the Company entered into an Amended and Restated Loan and Guaranty Agreement.  The description of the terms of the Loan Agreement set forth above in Item 1.01 is hereby incorporated by reference into this Item.

Item 9.01                Financial Statements and Exhibits

The following is filed as an exhibit to this Current Report on Form 8-K:

10.1         The Amended and Restated Loan Agreement as of May 28, 2020 by and among Seneca Foods Corporation, Seneca Foods, LLC, Seneca Snack Company, Green Valley Foods, LLC and certain other subsidiaries of Seneca Foods Corporation and Farm Credit East, ACA

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:     June 1, 2020

SENECA FOODS CORPORATION

By: /s/Timothy J. Benjamin

Timothy J. Benjamin

     Chief Financial Officer

.